                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                         (For Release November 12, 2002)

Contact:    Robert T. Braswell, President
            Carolina Bank Holdings, Inc.
            2604 Lawndale Drive
            Greensboro, NC  27408
            (336) 288-1898

GREENSBORO, North Carolina - November 12, 2002. Carolina Bank Holdings, Inc., the parent company of Carolina Bank, Greensboro, North Carolina ("Carolina Bank Holdings") (OTC Bulletin Board: CLBH), has commenced a public offering of 700,000 shares of its common stock.

McKinnon & Company, Inc. is the underwriter of the public offering on a best efforts basis. Carolina Bank Holdings has reserved the right to sell up to an additional 105,000 shares in the public offering.

As of September 30, 2002, Carolina Bank Holdings had $170.9 million in assets, $128.8 million in loans, $145.6 million in deposits and stockholders' equity of $10.3 million. Carolina Bank currently operates three full service branches in Greensboro, Guilford County, North Carolina and a loan production office in Asheboro, Randolph County, North Carolina.

The Registration Statement relating to these securities has been filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

To receive a copy of the preliminary prospectus for the public offering, contact McKinnon & Company, Inc., 555 Main Street, Suite 1212, Norfolk, Virginia 23510,
(757) 623-4636.

                              ***END OF RELEASE***